Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of May 22, 2014 (“Effective Date”) by and between Eisai Inc., a Delaware corporation (“Seller”), and Sarepta Therapeutics, Inc., a Delaware corporation (“Buyer”).

1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase and accept from Seller, the following real and personal property (collectively, the “Property”):

1.1 All that certain land located in Andover, Massachusetts, more particularly described in Exhibit A hereto, together with all easements and appurtenances belonging to such land, and all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land, and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, and all right title and interest (if any) of Seller in any mineral rights or subsurface rights below such land and any air rights above such land (the “Land”);

1.2 The building known and numbered as 100 Federal Street (the “Building”), together with all other improvements located on the Land (the Building and such improvements being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

1.3 The fixtures, manufacturing and other equipment, machinery, furniture, furnishings, and appliances attached to, located on or within, or used in connection with the Improvements, or otherwise owned by Seller but excluding those items identified on Exhibit B annexed hereto (which Exhibit B may be revised by Seller upon notice to Buyer given within ten (10) days following the Effective Date), and located within the Real Property or used exclusively in connection with the Real Property (the “Tangible Personalty”). Buyer expressly agrees and acknowledges that the Tangible Personalty shall be conveyed in their “as is” condition, without representation or warranty, except as otherwise provided herein, and has no independent resale value, and Buyer and Seller agree that no portion of the Purchase Price is allocated to such Tangible Personalty, and that no Tangible Personalty shall be sold to Buyer in the event that the Closing (as defined below) does not occur;

1.4 All of Seller’s rights in all service, management, maintenance, leasing and other contracts affecting the Real Property, Tangible Personalty, or Intangible Personalty (the “Property Contracts”), to the extent Seller is entitled to transfer the same to Buyer, and that Buyer has not elected to terminate pursuant to Section 5.2 of this Agreement; and

1.5 All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements or the Tangible Personalty, including without limitation all of Seller’s right, title and interest in all (i) warranties and guaranties, express or implied, relating to the Improvements or Tangible Personalty, (ii) all licenses, permits, and approvals, and (iii) all plans and specifications (the “Intangible Personalty”).

2. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Fifteen Million and 00/100 Dollars ($15,000,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

2.1 Deposit. Concurrently with the execution and delivery of this Agreement by Buyer, Buyer shall deliver to First American Title Insurance Company (the “Escrow Agent”), in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, a cash deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (such deposit together with all interest earned thereon, hereinafter collectively referred to as the “Deposit”). The Deposit shall be non-refundable to Buyer except as provided in this Agreement, and shall be held and distributed as follows:

2.1.1 The Deposit shall be held by the Escrow Agent in a segregated interest bearing account at a financial institution approved in writing by Buyer; provided, however, that until such written approval and a signed IRS form W-9 is received by the Escrow Agent from Buyer, the Deposit will not be placed into such interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of the party receiving the same.

2.1.2 If the Closing takes place in accordance with the terms and conditions of this Agreement, the Escrow Agent shall deliver and pay the Deposit to Seller on the Closing Date (as defined below), and the original principal amount thereof and all interest earned thereon shall be credited to Buyer against the Purchase Price due Seller in accordance with the terms and conditions of this Agreement.

2.1.3 If this Agreement is terminated by Buyer in accordance with the terms and conditions of this Agreement prior to the expiration of the Inspection Period (as defined below), then the Escrow Agent shall promptly deliver the Deposit to Buyer.

2.1.4 If this Agreement is terminated by Buyer in accordance with the terms and conditions of Section 7 of this Agreement, then the Escrow Agent shall deliver the Deposit to Buyer promptly in accordance with the provisions of this Agreement.

2.1.5 If the Closing does not take place under this Agreement by reason of the failure of either party to comply with its obligations hereunder, the Escrow Agent shall promptly deliver the Deposit to the party entitled thereto in accordance with the provisions of this Agreement.

2.1.6 Except for a demand made by Buyer pursuant to a termination of this Agreement by Buyer prior to the expiration of the Inspection Period, upon receipt of a written demand from Seller or Buyer claiming the Deposit, the Escrow Agent shall promptly forward written notice of Escrow Agent’s receipt of such demand together with a copy thereof to the other party hereto. Unless such other party, within ten (10) days after actual receipt of such notice, notifies the Escrow Agent in writing of any objection to such requested delivery of the Deposit, the Escrow Agent shall deliver the Deposit to the party demanding the same and thereupon shall be released and discharged from any further duty or obligation hereunder by all parties hereto. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall not deliver the Deposit pursuant to any such demand for the same unless and until the Escrow Agent has received confirmation that the party not making the demand for the Deposit has actually received notice of said demand and that the time for responding to said demand has passed.

2.2 Promissory Note. The sum of Five Million Dollars ($5,000,000.00) shall be paid by delivery of a promissory note at Closing with two payments of $2,500,000 (plus accrued interest at the lowest applicable short-term federal rate) each on or before July 15, 2015 and January 15, 2016 respectively (the “Note”). Such Note shall be secured by a mortgage on the Real Property granted to Seller and recorded at Closing (the “Seller Mortgage”). The forms of Note and Seller Mortgage to be entered into at Closing are attached hereto as Exhibit I. Notwithstanding anything herein to the contrary, the outstanding principal balance of the Note shall be immediately due and payable upon any sale of the Property by Buyer.

2.3 Payment at Closing. At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver to the Escrow Agent cash in an amount equal to the Purchase Price less the Note and less the Deposit. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing, for receipt by the bank designated by Seller not later than 4 P.M., Boston, Massachusetts Time.

3. Escrow Agent. The Escrow Agent shall hold the Deposit as escrow agent in accordance with the terms and provisions of this Agreement, subject to the following:

3.1 Obligations. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

3.2 Reliance. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice, or instrument in connection with the provisions of this Agreement has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same.

3.3 Indemnification. Unless the Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct or fraud with regard to its duties under this Agreement, Seller and Buyer shall indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as escrow agent under this Agreement; and in such connection Seller and Buyer shall indemnify the Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

3.4 Disputes. If the parties (including the Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by the Escrow Agent, or the application of the Deposit, the Escrow Agent shall have the right to hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, the Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. The Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as escrow agent hereunder in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

3.5 Counsel. The Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence, fraud, or willful misconduct.

4. Buyer’s Due Diligence Inspection and Termination Rights; “As Is” Sale

4.1 Inspection of Property. Buyer and its appointed representatives, agents, and independent contractors shall, at all reasonable times during normal business hours prior to the Closing Date upon prior written notice to Seller, have the privilege of going upon the Property to, at Buyer’s sole cost and expense, inspect, examine, appraise, and survey the Property, including, but not limited to, inspections of all roofs, electrical, mechanical and structural elements, HVAC systems and other building systems located on or within the Improvements), to perform due diligence (including, without limitation, any soil, water and air sampling analysis or other environmental investigations and inspections of the physical condition thereof and to determine the status of the Property with respect to geotechnical matters and Hazardous Materials (as defined below) and compliance with applicable environmental laws), to examine the books and records maintained by Seller with respect to the Property, if any, Property Contracts, insurance policies, tax, utility and other bills, operating statements and all other general records with respect to the Property (and to make copies thereof), to interview any property managers and service providers of the Property, and to perform such other inspections, investigations, examinations, appraisals, and surveys with respect to the Property as the Buyer shall deem necessary or appropriate. Notwithstanding anything to the contrary contained herein, the Due Diligence Documents (defined below) and materials reviewed by Buyer pursuant to this Section 4.1 shall expressly exclude (i) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (ii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iii) Seller’s internal memoranda, attorney-client privileged materials, internal appraisals, projections and budgets; (v) any materials relating to the Seller or its affiliates and their respective business operations and/or financials; and (v) any information which is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”).

During the Inspection Period, Buyer may perform (x) surveys, architectural, engineering, geotechnical, property condition and environmental inspections and tests and (y) intrusive or invasive sampling or testing; provided, however, that Buyer shall not perform any invasive sampling or testing of environmental media at the Property unless recommended in a Phase I environmental report obtained by Buyer and provided to Seller. In the event invasive sampling or testing is so recommended, the scope of the same shall be reasonably acceptable to Seller. To this end, Buyer shall present to Seller a reasonably detailed description of the invasive sampling and testing, and repairs proposed to be performed, which includes the sampling locations and analyses to be made, prepared by the engineering firm to perform such work. Buyer shall, and does hereby covenant and agree to, repair any and all damage caused by the activities of Buyer or its agents on the Property and to indemnify, defend and hold Seller harmless from any actions, suits, liens, claims, damages, expenses, losses and liability arising out of any such entry by Buyer or its appointed agents or independent contractors or any acts performed in exercising Buyer’s rights under this Section 4.1 (including without limitation, any rights or claims of materialmen or mechanics to liens on the Property), except to the extent that such expense, loss or damage arises out of any act or omission of Seller or the mere discovery of any pre-existing condition at the Property. Prior to Buyer’s entry upon the Property as described above, Buyer shall obtain and maintain, at Buyer’s sole cost and expense, and shall deliver to Seller evidence of, commercial general liability coverage in an amount not less than $1,000,000 and naming Seller as an “additional insured”.

4.2 Inspection of Documents. The right of inspection described in Section 4.1 above shall extend to, and include, the right to examine, and Seller agrees to make available at Seller’s management office, all of Seller’s material records with respect to the Property, including, without limitation, Seller’s tenant files (including all delinquency reports and any correspondence to or from any tenants), the plans and specifications, the engineering reports, the feasibility studies, the licenses, the warranties, the rent roll for the Property, the Property Contracts, title documents, title insurance policies, surveys, and any information Seller may have regarding the zoning status of the Property all to the extent any such items are in Seller’s possession or control. In furtherance of Seller’s duties hereunder, Seller shall deliver to Buyer contemporaneously with Seller’s execution of this Agreement copies of the following (all to the extent any such items are in Seller’s possession or control the documents described below herein referred to as the “Due Diligence Documents”):

4.2.1 Existing building permits, permanent certificates of occupancy or equivalent, regarding the Improvements;

4.2.2 The most recent existing survey of the Property;

4.2.3 A copy of Seller’s policy of title insurance on the Property and all title exception documents that are listed therein;

4.2.4 Warranties, Property Contracts, maintenance agreements, equipment leases, utility agreements and other agreements relating to the operation of the Property;

4.2.5 Real estate tax bills with respect to the Property for the previous three (3) and current tax fiscal years;

4.2.6 Existing reports and correspondence relating to the environmental status of the Property;

4.2.7 Any existing engineering reports with respect to the Property; and

4.2.8 Any other items reasonably requested by Buyer, but not including any Confidential Information.

4.3 Termination. The term “Inspection Period,” as used herein, shall mean the period ending at 5:00 P.M. Boston, Massachusetts Time on July 8, 2014. Buyer may terminate this Agreement in its sole discretion by giving written notice of such election to Seller prior to the end of the Inspection Period, in which event (i) the Deposit shall be returned promptly to Buyer, and (ii) except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, Buyer shall be deemed to have waived its right to terminate this Agreement under this Section 4.3, and this Agreement shall continue in full force and effect.

4.4 Title and Survey Matters.

4.4.1 Buyer shall promptly at its sole cost and expense obtain a title commitment (“Title Commitment”) from the Escrow Agent and, if the Buyer so elects, a survey or update to the existing survey (“Survey”) of the Property. At least three (3) Business Days prior to the expiration of the Inspection Period, Buyer shall give written notice to Seller of any objections with respect thereto (“Buyer’s Title Objection Notice”), indicating in reasonable detail the nature and reasons for Buyer’s objections and including with such notice a copy of the Title Commitment and Survey, together with copies of any documents containing matters objected to in such notice. Failure to give such notice shall constitute Buyer’s approval of all matters set forth in the Title Commitment and the Survey (exclusive of any Monetary Liens, as defined below), which Monetary Liens Seller shall in all events be required to discharge at or prior to Closing.

4.4.2 Seller shall have the right, but not the obligation, to attempt to cure any objections set forth in Buyer’s Title Objection Notice. Seller shall notify Buyer within two (2) Business Days after receipt of Buyer’s Title Objection Notice (“Seller’s Title Objection Response Period”) whether Seller agrees to attempt to cure any objections set forth in Buyer’s Title Objection Notice. Seller’s failure to respond to Buyer’s Title Objection Notice by the end of Seller’s Title Objection Response Period shall be deemed Seller’s notice of its intent not to cure any objections. If Seller so agrees to attempt to cure any objections, then Seller shall have the right, if reasonably necessary in order to effectuate such cure, to extend the Closing Date for up to ten (10) Business Days (“Title Cure Period”) in order to effectuate such cure, provided that such extension right and Title Cure Period shall not apply to Seller’s cure of any Monetary Liens.

4.4.3 If Seller fails to give notice to Buyer prior to the expiration of Seller’s Title Objection Response Period that Seller will attempt to cure all objections set forth in Buyer’s Title Objection Notice, Buyer may, within five (5) Business Days after the expiration of Seller’s Title Objection Response Period, terminate this Agreement by written notice to Seller, in which event (i) the Deposit shall be returned promptly to Buyer, and (ii) except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer does not so terminate this Agreement within said five (5) Business Days after the expiration of Seller’s Title Objection Response Period, Buyer shall be deemed to have waived its objections set forth in Buyer’s Title Objection Notice that Seller has not agreed in writing to attempt to cure, and to have agreed to accept title to the Property subject thereto, as Permitted Encumbrances (as defined below) without reduction in the Purchase Price.

4.4.4 In the event Seller gives timely notice to Buyer that Seller will attempt to cure any objections set forth in Buyer’s Title Objection Notice, and if this Agreement is not terminated pursuant to Section 4.4.3 above, Seller shall use commercially reasonable efforts to cure such objections and deliver evidence of such cure satisfactory to the Escrow Agent and Buyer within the Title Cure Period, but in no event shall Seller be required to initiate litigation or expend more than a maximum amount of $50,000.00 in the aggregate to effectuate the cure of all such objections (excluding Monetary Liens and Voluntary Liens, as to which such maximum amount shall not apply). If despite Seller’s commercially reasonable efforts Seller fails to cure all such matters within the Title Cure Period, Buyer’s sole right with respect thereto shall be to terminate this Agreement within two (2) Business Days after the expiration of the Title Cure Period, in which event (i) the Deposit shall be returned promptly to Buyer; and (ii) except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer does not so terminate this Agreement, Buyer shall be deemed to have waived its objections and to have agreed to accept title to the Property subject thereto, without reduction in the Purchase Price.

4.4.5 Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller agrees to cure at or prior to the Closing all Monetary Liens and Voluntary Liens at Seller’s sole cost and expense. As used herein, (i) “Monetary Liens” shall mean any security deed, mortgage, lien, security interest, judgments, or past due taxes upon the Property created by Seller or otherwise encumbering the Property, and (ii) “Voluntary Liens” shall mean all non-monetary liens and encumbrances which Seller has voluntarily placed on the Property without Buyer’s written consent from and after the Effective Date. A Monetary Lien shall be deemed cured by Seller if such Monetary Lien is released, satisfied or canceled of record or bonded over (to the satisfaction of Buyer in its sole discretion) at or prior to the Closing at no additional cost to Buyer, provided, however, that as to any institutional mortgage, the lien of such mortgage shall be deemed satisfactorily released if written confirmation is received from the mortgagee stating the amount to be delivered at the Closing to discharge such mortgage, in form and substance satisfactory to Buyer and the Escrow Agent to remove such mortgage from the list of encumbrances in Buyer’s Title Policy (as defined below).

4.4.6 If Buyer does not terminate this Agreement pursuant to this Section 4.4, the following matters shall be deemed accepted by Buyer and shall be referred to herein as “Permitted Encumbrances”:

4.4.6.1 All matters disclosed in the Title Commitment and the Survey to which Buyer does not object or which Buyer is deemed to have accepted pursuant to the terms and conditions of this Section 4.4, other than Monetary Liens and Voluntary Liens;

4.4.6.2 Any liens for such taxes for the then current year as are not due and payable on the Closing Date, and any liens for municipal betterments assessed after the Effective Date; and

4.4.6.3 The provisions of any building, zoning, subdivision, and similar laws applicable to the Property.

4.5 “As Is” Sale. Except as expressly set forth in this Agreement or in any document to be executed by Seller and delivered to Buyer at Closing, it is understood and agreed that Seller is not making, and has not at any time made and hereby specifically disclaims any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability or fitness for a particular purpose.

Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “as is, where is, with all faults,” except to the extent expressly provided otherwise in this Agreement, including, without limitation, the representations, warranties, and covenants of Seller set forth herein or in any document to be executed by Seller and delivered to Buyer at Closing. Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations, or information pertaining to the Property or relating thereto (including specifically, without limitation, any prospectus distributed with respect to the Property) made or furnished by Seller, the managers of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement or in any document to be executed by Seller and delivered to Buyer at Closing. Buyer also acknowledges that the Purchase Price reflects and takes into account that the Property is being sold “as-is”.

Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property, including, but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary or desirable to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties, and covenants of Seller as are expressly set forth in this Agreement or in any document to be executed by Seller and delivered to Buyer at Closing. Except for Buyer’s right to bring a claim by reason of or arising out of Seller’s breach of any of its representations, warranties or covenants in this Agreement or in any document to be executed by Seller and delivered to Buyer at Closing, upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations. Except for Buyer’s right to bring a claim by reason of or arising out of Seller’s breach of any of its representations, warranties or covenants in this Agreement or in any document to be executed by Seller and delivered to Buyer at Closing, upon Closing, Buyer shall be deemed to have waived, relinquished and released Seller (and Seller’s officers, directors, shareholders, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and Seller’s officers, directors, shareholders, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws and any and all other acts, omissions, events, circumstances or matters regarding the Property. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

4.6 Buyer’s Waiver and Release of Seller as to Certain Actions after Closing. Buyer agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials (as defined below) in, on, above or beneath the Real Property or emanating therefrom, Buyer waives any rights it may have against Seller in connection therewith including, without limitation, under CERCLA (defined below), except for Buyer’s right to bring a claim by reason of or arising out of Seller’s breach of any of its representations, warranties or covenants in this Agreement or in any document to be executed by Seller and delivered to Buyer at Closing, and Buyer agrees that except as provided above it shall not (i) implead Seller, (ii) bring a contribution action or similar action against Seller or (iii) attempt in any way to hold Seller responsible with respect to any such matter. The provisions of this Section 4.6 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to, any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated by law, governmental rules or regulations (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and similar state laws and regulations adopted thereunder.

5. Seller’s Covenants Regarding Operation of Property. From and after the Effective Date until the Closing or earlier termination of this Agreement, Seller agrees as follows:

5.1 Further Encumbrances. Seller will not grant or purport to create in favor of any third party any interest in the Property or any part thereof or further encumber the Property without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned, or delayed prior to the end of the Inspection Period but which may be withheld in Buyer’s sole and absolute discretion after the end of the Inspection Period.

5.2 Other Agreements; Property Contracts. Seller will comply with all of the terms, covenants and conditions contained in the Property Contracts and any other agreement affecting the Property and will monitor compliance thereunder in a manner consistent with Seller’s current practices. Seller will not enter into, modify or amend any Property Contract or any other agreement affecting the Property that would be binding upon Buyer after the Closing without the prior written approval of Buyer, which approval, during the Inspection Period, shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything appearing above to the contrary, Seller hereby agrees that following the expiration of the Inspection Period, any approval required of Buyer pursuant to this Section 5.2 shall be in Buyer’s sole and absolute discretion. Seller will terminate as of the Closing any existing property management and leasing agreement for the Property and only those Property Contracts which Buyer elects to have terminated, which election shall be made, if at all, by written notice from Buyer to Seller given on or prior to the expiration of the Inspection Period. In the event that a Property Contract that Buyer has directed Seller to terminate will continue in effect after the Closing Date, Buyer hereby agrees that it shall be responsible for the payment of any and all sums payable to the contractor under such Property Contract (the “Contract Party”) for services provided from and after the Closing Date until the effective termination of such Property Contract, provided, however, that Seller provides a notice to terminate to the Contract Party promptly upon Buyer’s written request for such termination notice to be delivered. Seller shall be responsible for the payment of any fee, cost or expense associated with the termination of any Property Contract.

5.3 Leases. Seller will not enter into any lease, sublease, license, contract or other agreement for the occupancy of the Property (or any portion thereof).

5.4 Insurance. Seller will continue to maintain in full force and effect all insurance as presently carried by Seller, and, if not already maintained, shall cause the fire and extended coverage insurance relating to the Property to be maintained in an amount not less than full replacement cost of the Property.

5.5 Violations of Law. Seller will comply in all material respects with all Laws; provided, however, in no event shall Seller be obligated to perform any capital improvements in connection with this provision. Seller will promptly notify Buyer in writing of any violation of any Law of which Seller receives written notice or otherwise becomes aware. As used herein, “Laws” shall mean, collectively, all federal, state, county, municipal and other governmental statutes, ordinances, by-laws, rules, regulations, orders or any other legal requirements applicable to the Property, including, without limitation, those relating to the environment, zoning, construction, occupancy, occupational health and safety or fire safety.

5.6 Notice of Material Changes or Untrue Representations. Seller will promptly notify Buyer, upon obtaining actual knowledge, of any material change in the condition of the Property or of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue or misleading in any material respect.

5.7 Operation of Property. Seller will operate the Property in a good and businesslike fashion consistent with Seller’s current practices and continue to maintain the Property in good working order and condition and in a manner consistent with Seller’s current practices and, in connection with the same, Seller will not remove from the Property any Tangible Personalty without the prior written approval of Buyer, which approval, shall not be unreasonably withheld, conditioned, or delayed prior to the end of the Inspection Period but which may be withheld in Buyer’s sole and absolute discretion after the end of the Inspection Period.

5.8 No-Shop. From and after the expiration of the Inspection Period, Seller will not market the Property or otherwise solicit or accept any offers or inquiries regarding the Property, or entertain offers or take or enter into back-up offers or back-up sale contracts.

5.9 Tax Proceedings. Seller will not commence any tax proceedings for the reduction of the assessed valuation of the Property for any tax year or challenging the tax rates or other components used in determining real estate taxes.

5.10 Cooperation. Seller will reasonably cooperate with Buyer, at no out-of-pocket cost or expense to Seller, with respect to all matters related to this Agreement.

6. Casualty and Condemnation.

6.1 Casualty. If prior to the Closing any portion of the Property (i) is damaged or destroyed by fire or other casualty, which damage is reasonably estimated to cost in excess of $2,000,000.00 to repair, then Buyer shall have the right in its sole and absolute discretion, by giving Seller written notice within ten (10) Business Days after receipt of notice from Seller of such occurrence (with the Closing Date to be postponed, if necessary, to give both parties the benefit of the full ten (10) Business Day period) to elect to: (i) terminate this Agreement, in which case the Deposit shall be returned promptly to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder; or (ii) close the sale contemplated herein. If Buyer does not have the right to terminate this Agreement or having such right elects or is deemed to have elected not to terminate this Agreement, then this Agreement shall remain in full force and effect, and the purchase contemplated herein shall be effected without reduction in the Purchase Price. In such event, Seller shall at the Closing assign, transfer and set over unto Buyer all of Seller’s right, title and interest in and to any insurance proceeds paid or payable in connection with such damage or destruction, and Buyer shall receive a credit at Closing against the Purchase Price for the deductible amount of any such insurance. The provisions of this Section 6.1 shall survive the Closing.

6.2 Condemnation. If prior to the Closing any portion of the Property becomes subject to a bona fide threat of condemnation by a body having the power of eminent domain or condemnation, or sale in lieu thereof, which either (A) materially and adversely affects any portion of the Building, parking area or access driveways on the Property, or (B) in Buyer’s reasonable judgment materially and adversely affects access to the Property, then Buyer shall have the right in its sole and absolute discretion, by giving Seller notice within ten (10) Business Days after receipt of notice from Seller of such occurrence (with the Closing Date to be postponed, if necessary, to give both parties the benefit of the full ten (10) Business Day period) to elect to: (i) terminate this Agreement, in which case the Deposit shall be returned promptly to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder; or (ii) close the sale contemplated herein. If Buyer does not have the right to terminate this Agreement or having such right elects or is deemed to have elected not to terminate this Agreement, then this Agreement shall remain in full force and effect and the purchase contemplated herein, less any portion of the Property taken by eminent domain or condemnation, shall be effected without reduction in the Purchase Price. In such event, Seller shall at the Closing assign, transfer and set over unto Buyer all of Seller’s right, title and interest in and to any awards paid or payable in connection with such taking. The provisions of this Section 6.2 shall survive the Closing.

7. Conditions Precedent to Buyer’s Obligations.

7.1 Buyer’s obligation to purchase the Property at the Closing hereunder is expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

7.1.1 Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date.

7.1.2 Performance. Seller shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder, and on or prior to the Closing Date, Seller shall have duly executed, acknowledged (where appropriate) and delivered each of the documents set forth in Section 8.2 into escrow with the Escrow Agent.

7.1.3 Condition of Title. No new encumbrances or exceptions to title shall exist pertaining to the Property between the date of the Title Commitment and the Closing that have not been approved by Buyer or that are not removed by Seller or agreed to be removed by Seller prior to or contemporaneously with the Closing, and the Escrow Agent shall be irrevocably committed to issue to Buyer at the Closing an ALTA 2006 Owner’s Title Insurance Policy, in the full amount of the Purchase Price, issued by the Escrow Agent and insuring that fee simple title to the Property is vested in Buyer at commercially customary rates, subject only to the Permitted Encumbrances (the “Title Policy”.

7.1.4 CC&R Estoppels. To the extent there are any CC&Rs (as defined below) affecting the Property, at least five (5) Business Days prior to the expiration of the Inspection Period, Seller shall have delivered to Buyer an estoppel certificate (the “CC&R Estoppels”) from the counterparty under any covenants, restrictions or other easements affecting the Property that contain monetary or ongoing obligations (each, a “CC&R”) and all matters set forth in such CC&R Estoppels shall be true and correct as of the Closing. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to accept any CC&R Estoppel that is dated earlier than thirty (30) days prior to the Closing Date or which contains any default or claimed default by Seller or any other party thereto.

7.2 Failure of Conditions. In the event Seller shall not be able to convey the Property on the Closing Date in accordance with the provisions of this Agreement and provided Seller is not then in default under this Agreement, then Seller shall have the right upon written notice to Buyer to extend the Closing Date for up to ten (10) Business Days to enable Seller to cure the same. In the event that Seller is unable to convey the Property at the expiration of such extended period as aforesaid, Buyer shall have the option, exercisable in Buyer’s sole and absolute discretion by written notice to Seller at or prior to Closing, of (i) accepting at Closing the Property in such condition as Seller is able, waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, (ii) extending the Closing Date for an additional ten (10) Business Days, or (iii) terminating this Agreement, in which event the Deposit shall be returned promptly to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

8. Closing; Deliveries.

8.1 Time of Closing. The Closing shall take place on the date that is five (5) Business Days after the expiration of the Inspection Period (the “Closing Date”) (subject to extension as expressly set forth herein) pursuant to a mutually satisfactory and customary escrow arrangement established with the Escrow Agent.

8.2 Seller Deliveries. On or prior to Closing, Seller shall deliver to the Escrow Agent the following items, and it shall be a condition to Buyer’s obligation to close that Seller shall have delivered the same to the Escrow Agent:

8.2.1 A Massachusetts Quitclaim Deed (“Deed”) in proper form for recording, conveying fee simple title to the Real Property from Seller to Buyer, duly executed and acknowledged by Seller and otherwise in the form attached hereto as Exhibit C.

8.2.2 A Bill of Sale for the Tangible Personalty from Seller, in the form of Exhibit D, duly executed by Seller, expressly made without representation or warranty by or recourse to Seller except as otherwise provided herein.

8.2.3 An Assignment of Intangible Personal Property from Seller, substantially in the form of Exhibit E, duly executed by Seller.

8.2.4 An Assignment and Assumption of Property Contracts, substantially in the form of Exhibit F, duly executed by Seller.

8.2.5 Such affidavits or letters of indemnity as the Escrow Agent shall require in order to issue, without extra charge, the Title Policy free of any exceptions for unfiled mechanics’ or materialmen’s liens, or for rights of parties in possession.

8.2.6 A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, in the form of Exhibit G, duly executed by Seller.

8.2.7 Evidence, in form and substance reasonably satisfactory to Buyer and the Escrow Agent, as to each of the following: (i) the good standing of Seller in the State of Delaware; (ii) the foreign qualification of Seller in the Commonwealth of Massachusetts, (iii) the authority of Seller to execute, deliver and perform this Agreement; and (iv) the authority of the person signing this Agreement and the documents delivered in accordance with this Agreement on Seller’s behalf.

8.2.8 A so-called “Settlement Statement” (the “Settlement Statement”) in a form and substance reasonably satisfactory to Buyer and Seller, showing (among other things) the Purchase Price as adjusted by any adjustments or apportionments provided for in Section 9.

8.2.9 Copies of all Property Contracts.

8.2.10 Keys (or, if applicable, security cards and/or security codes) to all doors in the Property.

8.2.11 All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

8.3 Buyer Deliveries. At Closing, Buyer shall deliver to Escrow Agent the following, and it shall be a condition to Seller’s obligation to close that Buyer shall have delivered the same to Escrow Agent:

8.3.1 Funds by wire transfer in the amount required under Section 2.2 hereof (subject to the adjustments provided for in this Agreement).

8.3.2 The Assignment and Assumption of Property Contracts referred to in Section 8.2.4, duly executed and acknowledged by Buyer.

8.3.3 The Note and Seller Mortgage.

8.3.4 The Settlement Statement.

8.3.5 All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

9. Apportionments; Taxes; Expenses.

9.1 Apportionments.

9.1.1 Taxes and Operating Expenses. All real estate taxes, charges and assessments (general and special) affecting the Property (“Taxes”), and all operating expenses for the Property (other than utilities, which are addressed in Section 9.1.3) (“Operating Expenses”) shall be prorated on a per diem basis as of the Closing Date. If any Taxes have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be readjusted when final bills are issued. If any Operating Expenses cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and shall be readjusted within one hundred twenty (120) days after the Closing, or if the final bills for such Operating Expenses are not available within such time period, as soon as practicable after receipt of the final bills; provided, however, all such adjustments and reconciliations shall occur no later than six (6) months after the Closing Date. Subject to the foregoing prorations, Buyer hereby agrees to assume all non-delinquent assessments affecting the Property, whether special or general. Buyer and Seller shall each make available to the other their books and records pertaining to Operating Expenses and Taxes for purposes of the final adjustments described above. The provisions of this Section 9.1.1 shall survive Closing.

9.1.2 Charges under Property Contracts. The unpaid monetary obligations of Seller with respect to any of the Property Contracts not being terminated as of the Closing Date shall be prorated on a per diem basis as of the date of Closing. The provisions of this Section 9.1.2 shall survive Closing.

9.1.3 Utilities. Utilities, including water, sewer, electric and gas shall be prorated based upon the last reading of meters prior to the Closing. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and, if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period ending on the day preceding the Closing Date, and Buyer shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Buyer will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than thirty (30) days in advance in the ordinary course of business, then Buyer shall be charged its portion of such payment at Closing. Utility deposits shall not be subject to proration; rather, Seller shall be entitled to receive refunds of any deposits it has made, and Buyer shall be responsible for posting its own deposits. The provisions of this Section 9.1.3 shall survive Closing.

9.2 Expenses. Each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (1) all costs and expenses stated herein to be borne by a party, and (2) all of their respective accounting, legal and appraisal fees. Buyer, in addition to its other expenses, shall pay at Closing (1) all recording charges incident to the recording of the Deed and the Seller Mortgage for the Real Property; and (2) the premium for Buyer’s title insurance policy; and (3) one-half of the escrow fee of the Escrow Agent. Seller, in addition to its other expenses, shall pay at Closing (1) all documentary stamps, excise taxes and real estate transfer taxes, and (2) all recording charges incident to the recording of any instruments to discharge or remove Monetary Liens, Voluntary Liens, and all other encumbrances not approved (or deemed approved) by Buyer, and (3) one-half of the escrow fee of the Escrow Agent. The provisions of this Section 9.2 shall survive Closing or the termination of this Agreement.

10. Remedies.

10.1 Buyer Default. In the event Buyer breaches or fails to complete the purchase of the Property or to perform its obligations under this Agreement, then, except as otherwise expressly set forth in this Agreement, Seller shall, as its sole remedy therefor, be entitled to receive the Deposit as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default, upon receipt of which this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section 10.1 represents both parties’ best efforts to approximate such potential damages. Provided that Seller is not in default under this Agreement, if Seller terminates this Agreement pursuant to a right given to it hereunder and Buyer files any lis pendens or other form of attachment against the Property), then Buyer (and any permitted assignee of Buyer’s interest hereunder) shall be liable for all loss, cost, damage, liability or expense incurred by Seller by reason of such filing. Notwithstanding anything contained herein to the contrary, Buyer acknowledges that Buyer’s indemnification obligations which are expressly stated herein to survive the Closing or termination of this Agreement are and shall not be limited by the amount of submission or forfeiture of the Deposit.

10.2 Seller Default. If Seller fails to perform any of its obligations under this Agreement or is otherwise in breach or default of this Agreement, in each case prior to Closing, then Buyer, as its sole and exclusive remedy at law or in equity for such failure, may either: (i) terminate this Agreement by written notice to Seller and Escrow Agent given prior to or on the Closing Date (as may be extended) whereupon Buyer shall receive a refund of the Deposit and, solely in the event of a willful default by Seller, reimbursement from Seller for Buyer’s out-of-pocket costs and expenses (including diligence costs and reasonable attorneys’ fees) incurred in connection with this transaction up to a maximum amount of $50,000, or (ii) enforce specific performance of Seller’s obligations under this Agreement. The provisions of this Section 10.2 shall survive termination of this Agreement.

11. Confidentiality. This Agreement and all negotiations and related documentation will be held strictly confidential by the parties and shall not be disclosed by Buyer or Seller, subject to Buyer’s and Seller’s ability to disclose this Agreement and such applicable information and documentation (i) to their respective officers, directors, attorneys, investors, shareholders, accountants, agents, advisors, lenders and others who are involved in this transaction and such disclosure shall be limited to the extent such parties have reason or need to know of the transaction, (ii) to the extent disclosure is required by law or order of a court or government entity of competent jurisdiction, and (iii) to the extent necessary in connection with the enforcement of Buyer’s or Seller’s (as applicable) rights under this Agreement. Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with the terms and conditions of this Agreement, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation, any environmental site assessment reports furnished to Buyer, subject to Buyers ability to disclose such information and documentation as set forth in clauses (i), (ii) and (iii) above. In addition, no party which is a signatory to this Agreement shall issue any press release or other public announcement regarding this transaction without first obtaining written approval from both Seller and Buyer with respect to the release or announcement and the content thereof. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller all of the documents, material or information regarding the Property supplied to Buyer by Seller or at the request of Seller. The provisions of this Section 11 shall survive the termination of this Agreement but shall no longer be applicable following Closing in accordance with the terms of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement or in any other agreement between Seller and Buyer shall prohibit or limit Buyer or its affiliates from being able to disclose this Agreement or any documents or information relating thereto or in respect of the Property or this transaction to the extent necessary under the rules and regulations of any stock exchange, governmental agency or other regulatory body, or to the extent required by any examiners, regulators or similar authorities, or in marketing materials and reports prepared for investors in Buyer and/or its affiliates.

12. Possession. Possession of the Property shall be surrendered to Buyer at Closing, subject only to the Permitted Encumbrances.

13. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

13.1 If to Seller:

Eisai Inc.

4 Corporate Drive

Andover, MA 01810

Attention: Tsutomu Setoyama, Ph.D.

Fax: (978) 689-0543

Email: tsutomu_setoyama@eisai.com

with a copy to:

Seyfarth Shaw LLP

Two Seaport Lane

Boston, MA 02210

Attn: Catherine L. Burns, Esq.

Fax: (617) 790-5377

Email: cburns@seyfarth.com

13.2 If to Buyer:

Sarepta Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

Attention: Ty Howton

Email: thowton@sarepta.com

with a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Attn: John Creedon, Esq.

Fax No.: 617-235-9362

Email: john.creedon@ropesgray.com

13.3 If to the Escrow Agent to:

First American Title Insurance Company

800 Boylston Street, Ste. 2820

Boston, MA 02199

Attn: Anthony J. Bucchere

Fax No.:

Email: abucchere@firstam.com

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; by telecopy, with an original by regular mail; or by email with an original by regular mail or by one of the other delivery methods set forth herein provided that any notice of termination if sent via fax or email must be followed by an original sent via overnight courier service or hand delivery. Any such notice or communication shall be effective when delivery is received or refused.

14. Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than PharmaBioSource Realty, LLC (“Broker”). Seller shall be responsible for the payment of the Broker’s fee pursuant to a separate agreement. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Section 14. The provisions of this Section 14 shall survive Closing or the termination of this Agreement.

15. Representations and Warranties of Seller.

15.1 Subject to all matters disclosed in writing in any Due Diligence Document delivered to Buyer by Seller or on any exhibit attached hereto, and subject to any information of which Buyer has actual knowledge or other information disclosed in writing to Buyer by Seller after the Effective Date and prior to the Closing, including, without limitation, any information contained in the Survey or the Title Commitment (all such matters being referred to herein as “Exception Matters”), Seller represents and warrants to Buyer as follows:

15.1.1 Authority. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized.

15.1.2 Action of the Seller, Enforceability, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each document to be delivered by the Seller hereunder, and upon the execution and delivery of this Agreement and any such document, this Agreement and each such document shall constitute the valid and binding obligations and agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

15.1.3 No Violations of Agreements. None of the execution, delivery or performance of this Agreement or any other document to be executed, delivered or performed by Seller hereunder, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller or the Property is bound.

15.1.4 Property Contracts. The list of Property Contracts attached hereto as Exhibit H is a true and complete list of the Property Contracts affecting the Property and all amendments and modifications thereto. The copies of the Property Contracts to be delivered by Seller to Buyer pursuant hereto shall be complete and accurate copies in all material respects of all of the Property Contracts affecting the Property in Seller’s possession and control. Each of the Property Contracts is in full force and effect on the terms set forth therein (except to the extent terminated at Buyer’s direction pursuant to Section 5.2, and there are no defaults under the Property Contracts, or circumstances which with the giving of notice, the passage of time or both, would constitute a default by any party thereunder.

15.1.5 FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

15.1.6 OFAC. Seller is not, and will not be, a Person with whom Buyer is restricted from doing business with pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

15.1.7 Leases. The Property is not subject to any lease, sublease, license, contract or other agreement with respect to the occupancy of the Property (or any portion thereof) by any party, and neither the Property nor any portion thereof is occupied by anyone other than Seller.

15.1.8 No Litigation. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or, to Seller’s knowledge, threatened against the Property.

15.1.9 Compliance With Law. Seller has not received any written notice alleging that the Property violates any Law.

15.1.10 Condemnation; Change in Zoning. To Seller’s knowledge, no investigation, action or proceeding is pending and no action or proceeding is threatened, which involves any condemnation or eminent domain proceeding against any part of the Property, or which involves any modification or realignment of any intersection, street or highway adjacent to the Property.

15.1.11 Taxes. Seller has not received any written notice of any proposed or pending increase in the assessed valuation or rate of taxation of any or all of the Property. No tax abatement, tax certiorari or similar tax proceedings that have been commenced by Seller with respect to the Property, are currently pending or subject to appeal, or will be currently pending or subject to appeal as of the Closing Date.

15.1.12 Hazardous Materials. Neither Seller nor, to Seller’s knowledge, any tenant or other occupant or user of the Property, or any portion thereof, has stored, disposed of, or otherwise managed (or engaged in the business of storing, disposing of, or otherwise managing), or has released or caused the release of, any Hazardous Materials at, on, in or from the Property except in accordance with all applicable Laws. To Seller’s knowledge, the Property is free from any such Hazardous Materials, except for any such Hazardous Materials as are maintained in the ordinary course of business at the Property and in accordance with Law. Seller has not received written notification of any violations of environmental statutes, ordinances or regulations, or Hazardous Material releases, affecting the Property.

15.1.13 Due Diligence Information. To Seller’s knowledge, all due diligence information and other items and documents delivered by or on behalf of Seller to Buyer pursuant to this Agreement, are true, accurate and complete in all material respects.

15.1.14 CC&R. There have been no written notices of, and Seller has no knowledge of, any defaults by Seller or any other party under any CC&R that remain uncured. All amounts billed to and payable by Seller under the CC&Rs have been paid in full.

15.1.15 Employee Matters. There are no employment agreements, union agreements, benefit agreements, pension plans, or collective bargaining agreements, at or otherwise affecting the Property to which Seller is bound which will survive the Closing or for which Buyer will be responsible for or have any liability for after the Closing.

15.1.16 Capital Improvements. There are no capital improvement projects at the Property presently being performed by or at the direction of Seller, or any of its agents or sub-contractors, other than budgeted maintenance required in the ordinary course of business.

15.1.17 Tangible Personalty. Seller is the sole owner of and has good title to the Tangible Personalty free and clear of any liens or encumbrances.

15.2 Definition of Seller’s Knowledge. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to the best of Seller’s actual knowledge,” “to the best of Seller’s knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Ken Pirro (“Seller’s Knowledge Party”), Director of Engineering and Facilities, without any obligation on his part to make any independent investigation of the matters being represented and warranted. Seller hereby represents to Buyer that Seller’s Knowledge Party is the individual responsible for the day to day management and oversight of the Property.

15.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Section 15 shall survive Closing for a period of one hundred eighty (180) days and shall not be merged with the execution and delivery of the Deed and other closing documents hereunder provided however that any action, suit or other claims arising from Seller’s representation or warranties under this Agreement shall be commenced, if at all, on or before that date which is one hundred eighty (180) days after Closing and if not so commenced thereafter such representations and warranties shall be void and of no further force or effect. Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall in no event have any liability for (i) any Exception Matter, or (ii) any breach of any representation or warranty set forth herein or in any document to be executed by Seller and delivered to Buyer at Closing in excess of $500,000.00, in the aggregate.

16. Representations of Buyer. Buyer represents and warrants that:

16.1 Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.

16.2 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

16.3 OFAC. Buyer is not, and will not be, a Person with whom Seller is restricted from doing business with under the Anti-Terrorism Laws, including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

17. Miscellaneous.

17.1 Assignability. Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual or entity without the consent thereto by Seller, except that Buyer may assign or transfer such rights and obligations to a wholly-owned subsidiary of Buyer or to an entity controlling, controlled by or under common control with Buyer without Seller’s consent, but with prior notice to Seller. Notwithstanding any such assignment consented to by Seller or permitted hereunder, the Buyer named in this Agreement shall remain primarily liable for the obligations of Buyer set forth in this Agreement. No assignment or transfer by Buyer will be permitted if such assignment or transfer would, in Seller’s opinion, cause this transaction to violate any provision of applicable law.

17.2 Governing Law; Bind and Inure. This Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

17.3 Recording. This Agreement or any notice or memorandum hereof shall not be recorded in any public record.

17.4 Time of the Essence. Time is of the essence of this Agreement.

17.5 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each such counterpart may be delivered by facsimile or e-mail (in .pdf format) and any signatures which are so delivered by facsimile or e-mail shall be deemed original signatures for all purposes.

17.7 Exhibits. All Exhibits which are referred to herein and which are attached hereto constitute a part of this Agreement.

17.8 Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall not survive the Closing and delivery of the Deed and other closing documents by Seller to Buyer, and shall be deemed to have merged therewith. The provisions of this Section 17.8 and of Sections 17.2, 17.4, 17.5, 17.6, 17.7, 17.11, 17.13 and 17.14 shall survive Closing.

17.9 Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to the Escrow Agent and Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

17.10 Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

17.11 Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.12 Performance on Business Days. If the date on which payment or performance of any obligation of a party hereunder is other than a Business Day, or the last day for the giving of any notice required or permitted hereunder is other than a Business Day, the time for such payment, performance or delivery shall automatically be extended to the first Business Day following such date. As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive action to close.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written as a Massachusetts contract under seal.

SELLER:

Eisai Inc.

By:
Name:	Shaji Procida
Title:	President & COO

BUYER:

Sarepta Therapeutics, Inc.

By:
Name:	Christopher Garabedian
Title:	President & CEO

THE ESCROW AGENT:
First American Title Insurance Company

By:
Name:	Anthony J. Bucchere
Title:	Vice President & Counsel

As to Section 11 Only:

THE BROKER:

PharmaBioSource Realty, LLC

By:
Name:	Joseph Tarantino
Title:	Managing Partner

List of Exhibits

Exhibit A	Description of the Land

Exhibit B	List of Excluded Tangible Personalty

Exhibit C	Form of Deed

Exhibit D	Form of Bill of Sale

Exhibit E	Form of Assignment of Intangible Personal Property

Exhibit F	Form of Assignment and Assumption of Property Contracts

Exhibit G	Form of Non-Foreign Affidavit

Exhibit H	List of Property Contracts

Exhibit I	Forms of Note and Seller Mortgage

EXHIBIT A

Description of the Land

That certain parcel of land with the buildings thereon known as and numbered 100 Federal Street, Andover, bounded and described as follows

The land with the buildings thereon situated on Federal Street in Andover, Massachusetts described as follows:

Lot 2, as shown on the plan entitled “‘Woodland Park’ a subdivision in Andover, Mass.” dated February 23, 1987, Owner: Andover Park Realty Trust by BSC - Bedford and John G. Crow Assoc., Inc., Peter S. Swanson, recorded with the Essex County (North District) Registry of Deeds on May 26, 1987 as Plan No. 10726.

Together with the benefit of the restrictions set forth in a deed of J. A. Dolben, et al., trustees of Ninety-Three Building Trust to Wang Laboratories, Inc., dated August 7, 1980, recorded at Book 1447, Page 3.

Together with the benefit of the easements, covenants and rights set forth in a Conservation Grant from William J. Callahan, et al., trustees to The Inhabitants of the Town of Andover, dated November 11, 1989, recorded at Book 3035, Page 136.

EXHIBIT B

List of Excluded Tangible Personal Property

NONE

[This Exhibit may be modified by Seller in accordance with Section 1.3]

EXHIBIT C

Form of Deed

QUITCLAIM DEED

Eisai, Inc. (the “Grantor”) in full consideration of Fifteen Million Dollars (15,000,000.00) Dollars

hereby grants to                                          with an address of                                          (the “Grantee”)

with Quitclaim Covenants

That certain land and real estate, together with any improvements thereon, situated in Andover, Essex County, Massachusetts more particularly described on Exhibit “A” attached hereto and made a part hereof.

This conveyance is made together with and subject to all recorded easements, conditions, restrictions and agreements and all other matters of record that lawfully apply to the property hereby conveyed.

The Grantor hereby certifies that this conveyance is in the ordinary course of business and is not a conveyance of all or substantially all of the assets of the Grantor within the Commonwealth of Massachusetts, and further certifies that the conveyance of the within described premises will not cause a material change in the nature of the activities conducted by the Grantor.

The post office address of the property is 100 Federal Street, Andover, Massachusetts.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

EXECUTED as an instrument under seal at this      day of             , 2014.

EISAI, INC.

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

                    , ss

On this      day of             , 2014 before me, the undersigned notary public, personally appeared,                     ,                      of Eisai, Inc., a Delaware corporation, personally known to me, or proved to me through satisfactory evidence of identification, which was                      to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (s)he signed it voluntarily for its stated purpose on behalf of said corporation.

Notary Public
My commission expires:

COMMONWEALTH OF MASSACHUSETTS

                    , ss

On this      day of             , 2014 before me, the undersigned notary public, personally appeared,                     ,                      of Eisai, Inc., a Delaware corporation, personally known to me, or proved to me through satisfactory evidence of identification, which was                      to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (s)he signed it voluntarily for its stated purpose on behalf of said corporation.

Notary Public
My commission expires:

EXHIBIT A

That certain parcel of land with the buildings thereon known as and numbered 100 Federal Street, Andover, bounded and described as follows

The land with the buildings thereon situated on Federal Street in Andover, Massachusetts described as follows:

Lot 2, as shown on the plan entitled “‘Woodland Park’ a subdivision in Andover, Mass.” dated February 23, 1987, Owner: Andover Park Realty Trust by BSC - Bedford and John G. Crow Assoc., Inc., Peter S. Swanson, recorded with the Essex County (North District) Registry of Deeds on May 26, 1987 as Plan No. 10726.

Together with the benefit of the restrictions set forth in a deed of J. A. Dolben, et al., trustees of Ninety-Three Building Trust to Wang Laboratories, Inc., dated August 7, 1980, recorded at Book 1447, Page 3.

Together with the benefit of the easements, covenants and rights set forth in a Conservation Grant from William J. Callahan, et al., trustees to The Inhabitants of the Town of Andover, dated November 11, 1989, recorded at Book 3035, Page 136.

EXHIBIT D

Form of Bill of Sale

BILL OF SALE

Eisai Inc., a Delaware corporation (“Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, sells, transfers and delivers to [                    , a                     ] (“Buyer”), all of the fixtures, manufacturing and other equipment, machinery, furniture, furnishings, appliances, and tangible personal property owned by Seller and attached to, located on or within, or used in connection with the real property described on Exhibit A (the “Real Property”) attached hereto, including, without limitation, those items listed on Exhibit B attached hereto, (collectively, the “Personal Property”) to have and to hold the Personal Property unto Buyer, its successors and assigns, forever.

Seller hereby represents and warrants to Buyer that Seller has the full right, power and authority to sell the Personal Property and to make and execute this Bill of Sale. Seller hereby agrees to warrant and defend the title to the Personal Property conveyed hereby to Buyer against the lawful claims and demands of all persons claiming by, through or under Seller. Except as set forth above, Seller grants, bargains, sells, transfers and delivers the Personal Property in its “AS IS” condition, WITH ALL FAULTS, IF ANY, and makes no representations or warranties, direct or indirect, oral or written, express or implied, as to title, encumbrances and liens, merchantability, condition or fitness for a particular purpose or any other warranty of any kind, all of which representations and warranties are expressly hereby disclaimed and denied, except as otherwise provided in that certain Purchase and Sale Agreement dated as of [                 . 2014] by and between Buyer and Seller.

Executed under seal this      day of              20    .

[SIGNATURE BLOCK]

EXHIBIT E

Form of Assignment of Intangible Personal Property

ASSIGNMENT OF INTANGIBLE PERSONAL PROPERTY

DATE:	, 20

ASSIGNOR:	, a

ASSIGNEE:	, a

RECITALS:

A. Assignor presently owns the real property described in Exhibit “A” to this Assignment and the Improvements and the Tangible Personalty (each as defined in the Purchase Agreement) located thereon (the “Property”).

B. Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of             , 20     (the “Purchase Agreement”), wherein Assignor agreed to sell and Assignee agreed to buy the Property;

C. Assignor desires to sell the Property to Assignee, and, in connection therewith, Assignor desires to assign to Assignee and Assignee desires to acquire Assignor’s interest, if any, in and to the following described rights, interests and property inuring to the benefit of Assignor and relating to the Property.

FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Assignor agrees as follows:

1. Assignment. Assignor assigns, transfers, sets over, and conveys to Assignee all of Assignor’s right, title, and interest, if any, in and to all intangible assets of any nature relating to the Property, including, without limitation, all of Assignor’s right, title and interest in (i) all warranties and/or guaranties, express or implied, relating to the Property; (ii) all licenses, permits and approvals relating to the Property; and (iii) all plans and specifications.

2. Binding Effect. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

3. Construction; Definitions. This Assignment shall be construed according to the laws of the Commonwealth of Massachusetts. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

DATED as of the day and year first above written.

ASSIGNOR:

[SIGNATURE BLOCK]

EXHIBIT F

Form of Assignment and Assumption of Property Contracts

ASSIGNMENT AND ASSUMPTION OF PROPERTY CONTRACTS

DATE:	, 2014

ASSIGNOR:	, a

ASSIGNEE:	, a

RECITALS:

WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of                  , 2014 (the “Purchase Agreement”), wherein Assignor agreed to sell and Assignee agreed to buy that certain real property described on Exhibit “A” attached hereto and the improvements located thereon (the “Property”);

WHEREAS, Assignee desires to assume and Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to all of the contracts and agreements, and all modifications and amendments thereof, which concern or relate to the use, operation, alteration or renovation of the Property, set forth on Exhibit “B” attached hereto (collectively, the “Property Contracts”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor conveys and assigns to Assignee all of Assignor’s right, title and interest in and to the Property Contracts and claims and causes of action now existing under the same as of the date hereof (the “Conveyance Date”), subject to the covenants, conditions and provisions contained in such Property Contracts.

2. Assumption. Assignee assumes and agrees to be bound by all of Assignor’s liabilities and obligations pursuant to the Property Contracts, to the extent arising from and after the Conveyance Date, and agrees to perform and observe all of the covenants and conditions contained in the Property Contracts, to the extent arising from and after the Conveyance Date.

3. Indemnification. Assignee further covenants and agrees to indemnify and hold harmless Assignor for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of any of the Property Contracts or out of any other facts connected with the Property Contracts, occurring or alleged to have occurred from and after the Conveyance Date. Assignor covenants and agrees to indemnify and hold harmless Assignee for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of any of the Property Contracts or out of any other facts connected with the Property Contracts, occurring or alleged to have occurred before the Conveyance Date.

4. Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

5. Construction; Definitions. This Assignment shall be construed according to laws of the Commonwealth of Massachusetts. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

6. Counterparts. This Assignment may be executed in two or more counterparts, which taken together shall constitute one original instrument.

DATED as of the day and year first above written.

ASSIGNOR:
[SIGNATURE BLOCK]

ASSIGNEE:

[SIGNATURE BLOCK]

EXHIBIT G

Form of Non-Foreign Affidavit

NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform [                    , a                     ], the transferee, that withholding of tax is not required upon the disposition of a U.S. real property interest by Eisai Inc., a Delaware corporation (“Seller”), the undersigned hereby certifies the following:

1. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Seller is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii) of the Income Tax Regulations.

3. Seller’s U.S. taxpayer identification number is [                    ]; and

4. Seller’s address is [                                        ].

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both. Under penalties of perjury, the undersigned declares that he/she has examined this certification and to the best of his/her knowledge and belief it is true, correct, and complete, and further declares that he/she has authority to sign this document on behalf of Seller.

Date: As of                  , 2014

[SIGNATURE BLOCK]

EXHIBIT H

List of Property Contracts

[Attached hereto]

EXHIBIT I

[FORM OF]

MORTGAGE AND SECURITY AGREEMENT

                                         , a                                          with a mailing address of                                          (“Mortgagor), for consideration paid, grants to Eisai, Inc., a Delaware corporation with a mailing address of 4 Corporate Drive, Andover, Massachusetts (“Mortgagee”), WITH MORTGAGE COVENANTS, to secure the payment and performance of the “Obligations” as that term is defined below, the land and buildings and other improvements now or hereafter located thereon, described in Exhibit A attached hereto, together with buildings and other improvements now or hereafter located thereon, and all easements rights, appurtenances, rents, royalties, mineral, oil and gas rights and profits, awards, proceeds, water rights, and all Fixtures now or hereafter part thereof (the “Mortgaged Premises”).

For reference, the Mortgaged Premises has an address of 100 Federal Street, Andover, Massachusetts.

This Mortgage is given and made by the Mortgagor to the Mortgagee as security for (i) the repayment of the indebtedness of the Mortgagor owed to the Mortgagee as evidenced by that certain Promissory Note dated of even date herewith, and (ii) the performance of the terms, conditions, and covenants of the Mortgagor set forth in the Note, and this Mortgage (collectively, the “Obligations”).

This mortgage is upon the STATUTORY CONDITION and upon the further conditions that: (i) all covenants and agreements on the part of Mortgagor herein contained or herein referred to shall be fully paid and performed; and (ii) all Obligations shall be fully and timely kept and performed; for any breach of which Mortgagee shall have the STATUTORY POWER OF SALE.

AND, Mortgagor does hereby further covenant and warrant as follows:

Mortgagor covenants to pay when due all taxes, charges, assessments, water rates, sewer use charges and other charges which may form the basis of a lien or expense upon or in connection with the Mortgaged Premises or any interest therein or upon any of the Obligations secured hereby.

Mortgagor covenants to keep the buildings and other improvements, if any, now or hereafter on the Mortgaged Premises insured against fire and such other casualty, casualties or contingencies with such coverages and in such amounts as Mortgagee may, from time to time, reasonably require.

Mortgagor covenants to cause, at the request of Mortgagee, Mortgagee to be named as an additional insured on any liability insurance policy maintained in respect to the Mortgaged

Premises and further covenants to effect such liability insurance at the request of Mortgagee, such insurance to be on such terms and in such form and for such periods and amounts as Mortgagee shall, from time to time, reasonably approve or require.

Subject to ordinary wear and tear, Mortgagor covenants to keep the Mortgaged Premises in good order, condition and repair, and further covenants that Mortgagor will not permit or suffer any strip or waste of the Mortgaged Premises.

Mortgagor hereby assigns to Mortgagee all rents, profits and payments which, from time to time, hereafter may become due to Mortgagor in connection with the Mortgaged Premises or any part thereof and all deposits held as security for obligations of persons in connection with the Mortgaged Premises or any part thereof, now or hereafter held and Mortgagor covenants not to assign any such rents, profits, payments or deposits to others, nor, without the written permission of Mortgagee, to accept in advance any rents, profits or payments covering a period in excess of one (1) month.

Mortgagor has good record fee simple title to the Mortgaged Premises and has good right, full power and lawful authority to grant and convey the same in the manner aforesaid; and that as of the date hereof the Mortgaged Premises is free and clear of all encumbrances and exceptions, except for the Permitted Title Exceptions, if any, as set forth on Exhibit B which is annexed hereto and made a part hereof.

Mortgagor is hereby authorized to apply the proceeds of any insurance recovered by reason of any loss and all awards by any public authority accruing by reason of any direct or consequential damage to the Mortgaged Premises to the restoration or repair of the Mortgaged Premises, failing which such proceeds will be applied to the satisfaction of the Obligations secured hereby, whether or not this mortgage or any of the Obligations secured hereby are in default.

Mortgagor covenants that Mortgagor will not transfer, or encumber, nor will Mortgagor suffer the transfer of title to, or encumbrance of, the Mortgaged Premises or any part thereof, without the prior written consent of Mortgagee, provided, however, that Mortgagee’s prior written consent shall not be required for zoning restrictions, easements, rights-of-way, restrictions on use of real property, covenants, liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the Mortgaged Premises, and other similar encumbrances and minor title defects which, in the aggregate, do not materially detract from the value of the Mortgaged Premises or interfere in any material respect with the ordinary conduct of the business of the Borrower.

Mortgagor covenants that no occupant, including without limitation, Mortgagor, will use the Mortgaged Premises or any portion thereof in violation in any material respect of any law, bylaw, ordinance or restriction affecting the same or the use thereof.

Mortgagor hereby authorizes Mortgagee, if Mortgagor has not paid or cured such amounts after not less than thirty (30) days prior written notice to Mortgagor: to pay any taxes,

assessments and water rates and other charges of governmental authority to whomsoever laid or assessed whether on the Mortgaged Premises or on any interest therein or on any of the Obligations secured hereby, with interest, costs and charges accrued thereon, which may at any time be a lien upon the Mortgaged Premises or on any part thereof; to pay any amount which may become due under any mortgage, lien or encumbrance prior in right to the mortgage herein granted; to pay the premiums for any insurance required hereunder; to incur and pay expenses, including reasonable attorney’s fees, in protecting Mortgagee’s rights hereunder and the security hereby granted; to pay any balance due under any security agreement on any articles or fixtures now or hereafter included as a part of the Mortgaged Premises or used in connection therewith; to expend such sums for repairs as may be necessary to keep the Mortgaged Premises in good order, condition and repair; to add all amounts so paid (“Protective Advances”) to the principal sum secured hereby, and until repaid such amounts to bear interest at the same rate as the principal sum secured hereby; to apply to any of these purposes or to the repayment of any amounts so paid by Mortgagee any sums paid hereunder by Mortgagor as principal, interest, taxes or otherwise.

It shall be a breach of this Mortgage if the Mortgaged Premises is in violation in any material respect of any federal, state or local environmental law, or lien arising therefrom, which violation is not cured, or lien removed, within any period afforded by law to cure same.

Mortgagor hereby covenants that if there shall be any breach of the statutory condition respecting any Mortgage which is prior in right hereto, Mortgagee hereunder shall have the right to declare all Obligations immediately due and payable.

Except as otherwise specifically provided for in this Mortgage, it shall be a breach of the conditions of this Mortgage and an event permitting Mortgagee to exercise its remedies hereunder, if, without Mortgagee’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed: there is any sale, conveyance, or transfer of all or any portion of the Mortgaged Premises; provided, however, that Mortgagee’s consent to any sale, conveyance or transfer of the Mortgaged Premises shall not be required if the Obligations are paid in full in connection with any such sale, conveyance or transfer.

Mortgagor covenants that in the event the legal ownership of the Mortgaged Premises becomes vested in any other person than Mortgagor, Mortgagee may, without notice to Mortgagor, deal with such successor or successors in interest with reference to this mortgage and the Obligations secured hereby in the same manner as with Mortgagor, without in any way affecting or discharging Mortgagor’s liability hereunder or the Obligations hereby secured; and no forbearance on the part of Mortgagee and no extensions of the time for the payment, the performance of any of the Obligations of Mortgagor as set forth herein or other indulgences shall operate to release, discharge, modify, change or affect the liability of Mortgagor herein, either in whole or in part.

In the event of redemption after foreclosure proceedings have been commenced, Mortgagee shall be entitled to collect all costs, charges and expenses, including reasonable attorney’s fees, incurred up to the time of redemption. In case of a foreclosure sale Mortgagee shall be entitled to retain out of the monies arising from such sale all sums then secured by this mortgage, whether then or thereafter payable, including all costs, charges, or expenses, including reasonable attorney’s fees, incurred or sustained by Mortgagee by reason of any default in the performance or observance of any condition of this mortgage.

As to the Fixtures, Mortgagee shall have all the rights and remedies of a Secured Party under the Uniform Commercial Code as now in effect in the Commonwealth of Massachusetts including, but not limited to, the option to proceed as to both the real estate and Fixtures under the law relating to foreclosure of real estate mortgages, and such further remedies as from time to time may hereafter be provided in Massachusetts for a Secured Party, and upon the further condition that all such rights of Mortgagee under this Mortgage may be exercised together or separately.

Included in this mortgage as part of the real estate of the Mortgaged Premises are all of the following articles now or hereafter on the Mortgaged Premises or used therewith; portable or sectional buildings, furnaces, heaters, ranges, mantels, gas and electric light fixtures, refrigerators, refrigeration equipment, ventilating and air conditioning equipment, garbage incinerator, receptacles and disposals, door bells and alarm systems, built-in cases, cabinets, counters and drawers, screens, screen doors, awnings, and all other fixtures or equipment of whatever kind and nature at present contained in said Mortgaged Premises, or placed therein prior to the full payment and discharge of this Mortgage (“Fixtures”).

Mortgagor hereby grants to Mortgagee a continuing security interest in all of the Fixtures in which a security interest may be granted under the Uniform Commercial Code as such is in effect in the Commonwealth of Massachusetts as may be amended from time to time, together with all proceeds and products, whether now or at any time hereafter acquired to secure all Obligations.

Mortgagor on Mortgagee’s written request shall promptly cause this Mortgage and Security Agreement and any required financing statements to be recorded and re-recorded, registered and re-registered, filed and re-filed at such times and places as may be required by law or reasonably deemed advisable by Mortgagee to create, preserve or protect the priority hereof and of any lien created hereby upon the Mortgaged Premises or any part thereof; and Mortgagor shall from time to time do and cause to be done all such things as may be required by law, including all things which may from time to time be necessary under the Uniform Commercial Code of Massachusetts fully to create, preserve and protect the priority hereof and of any lien created hereby upon said property.

If any provision of this Mortgage or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Mortgage (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

The use of the singular herein shall include the plural, and the use of the plural shall include the singular, and the use of the masculine gender shall include the feminine and the use of the feminine shall include the masculine.

Any demand, notice or request by either party to the other shall be given in the manner provided in that certain Purchase Agreement by and between Mortgagor and Mortgagee dated as of May     , 2014.

Notwithstanding anything to the contrary set forth in this Mortgage, Mortgagor shall have the right at any time and from time to time to prepay in whole or in part the Obligations without any prepayment penalty or premium of any kind. At such time as the Obligations are paid and satisfied in full, Mortgagee agrees to execute and deliver to Mortgagor, at Mortgagor’s cost, a discharge of mortgage in proper form for recording in the public land records where the Property is located.

Time shall be of the essence of each provision of this Mortgage.

Signed as a sealed instrument as of this      day of             , 2014.

Sarepta Therapeutics, Inc.

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

                    , ss.

On this      day of             , 2014, before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, which was                                         , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that                      signed it voluntarily for its stated purpose.

(official signature and seal of notary)

My commission expires

PROMISSORY NOTE

$5,000,000.00

FOR VALUE RECEIVED, the undersigned, Sarepta Therapeutics, Inc., a Delaware corporation with offices at 215 First Street, Cambridge, MA 02142 (the “Borrower”), hereby promises to pay to the order of Eisai, Inc., a Delaware corporation with an address of 4 Corporate Drive, Andover, Massachusetts (the “Payee”), or such other address as the Payee shall designate in a written notice to the Borrower, the principal amount of Five Million Dollars ($5,000,000.00) with interest on the outstanding balance at the then applicable lowest short-term federal rate per annum, such interest accruing from the date hereof. Two payments of $2,500,000 each, plus interest shall be due and payable on July 15, 2015 and January 15, 2016 (the “Maturity Date”). Interest shall be prorated for any partial months.

The entire outstanding balance of this Note, together with all accrued but unpaid interest thereon and all other sums due under this Note, shall be due and payable on the Maturity Date.

If any of the following events shall occur:

1. the Borrower shall fail to pay either installment payment on or before its due date; or

2. any default (subject to applicable notice, grace and cure periods) shall occur under the Mortgage (as defined below) or any other document or agreement securing this Note;

3. bankruptcy or insolvency of the Borrower;

then, and in every such event (an Event of Default), Payee may declare this Note and all interest thereon to be forthwith due and payable on demand, whereupon this Note and all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

This Note is secured by a Mortgage on a parcel of real estate located at 100 Federal Street, Andover, Massachusetts from the Borrower, as mortgagor, to the Payee hereof, as mortgagee (the “Mortgage”).

Every maker, endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

The Borrower shall pay on demand all costs, including court costs and reasonable attorney’s fees paid or incurred by any holder hereof in connection with the obligations evidenced by this Note or in enforcing this Note upon an Event of Default.

The remedies of Payee as provided herein or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Payee, and may be exercised as often as occasion therefore shall occur. The failure at any time to exercise any right or remedy shall not constitute a waiver of the right to exercise the right or remedy at any other time.

As used herein, the term “Payee” shall mean the payee or endorsee of this Note who is in possession of it or the bearer if this Note is at the time payable to bearer.

Notwithstanding the foregoing or any other provision of this Note to the contrary, Borrower shall have the right to pay to the Payee the entire principal balance or any portion thereof plus all accrued and unpaid interest at any time and from time to time without penalty or prepayment.

This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as an instrument under seal, as of this      day of             , 2014.

BORROWER
Sarepta Therapeutics, Inc.

By:
Name:
Title:

Witness:

Print Name: